EXHIBIT 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II Appoints KPMG LLP as Independent Auditor

GALION, Ohio – April 8, 2004 – PECO II, Inc. (Nasdaq:PIII) a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today that it has named KPMG LLP as its independent auditor. The Audit Committee of the Board of Directors made the appointment after reviewing several audit firms with experience in serving companies similar in size and nature to PECO II.

KPMG LLP will begin reviewing PECO II’s financial statements for the quarter ended March 31, 2004, and will audit the financial statements for the year ending December 31, 2004.

“We are pleased to announce the appointment of KPMG as our independent auditor,” said Sandra A. Frankhouse, chief financial officer, treasurer and secretary. “Working with a Big Four firm with specific expertise in serving the technology industry will benefit PECO II and its shareholders.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

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